Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-148414 on Form S-11 of our reports dated March 31, 2010, relating to the consolidated financial statements and related financial statement schedules of Behringer Harvard Multifamily REIT I, Inc. and subsidiaries and the combined financial statements of Behringer Harvard Ventures, appearing in the Annual Report on Form 10-K of Behringer Harvard Multifamily REIT I, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 26, 2011